Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTMENT TECHNOLOGY GROUP RELEASES

MAY 2008 US TRADING STATISTICS

NEW YORK, NY, June 5, 2008 — Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that May 2008 US trading volume was 3.7 billion shares and average daily volume (ADV) was 177 million shares.  This compares to 4.2 billion shares and ADV of 191 million shares in May 2007 and 3.9 billion shares and ADV of 179 million shares in April 2008.

There were 21 trading days in May 2008, compared to 22 trading days in both April 2008 and May 2007.

“ITG’s trading volumes reflect the continued softening in institutional activity that the market has experienced since the first quarter,” said Howard Naphtali, Chief Financial Officer at ITG.

Monthly volume statistics reflect commission-generating US volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ITG US Trading Activity Total US Shares	# of Trade Days	Total US Volume	Average US Daily Volume

May:	21	3,712,370,652	176,779,555

Year-to-Date:	104	21,400,695,194	205,775,915

ABOUT ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade, order management, trade execution, and post-trade tools to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contact:

Alicia Curran

(212) 444-6130

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